Encision Reports Fourth Quarter and Fiscal Year 2013 Results

BOULDER, Colo., May 14, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced financial results for its fiscal 2013 fourth quarter and fiscal year ended March 31, 2013.

The Company posted quarterly product revenue of $2.650 million and quarterly service revenue of $87 thousand for a quarterly net loss of $279 thousand, or $(0.03) per share. These results compare to product revenue of $2.873 million and service revenue of $497 thousand for net income of $40 thousand, or $0.01 per share, in the year-ago quarter. Gross margin on product revenue was 59.4 percent in both quarters. Interest and other expense, net includes $64 thousand for the medical device excise tax that started January 1, 2013.

The Company posted fiscal year product revenue of $11.216 million and fiscal year service revenue of $551 thousand for a fiscal year net loss of $616 thousand, or $(0.08) per share. These results compare to product revenue of $11.226 million and service revenue of $1.763 million for a net loss of $531 thousand, or $(0.08) per share, in the year-ago fiscal year. Product gross margin was 57.5 percent compared to 54 percent in the year-ago fiscal year. In the year-ago fiscal year, our margin was lower due to a one-time charge of $430 thousand for a voluntary recall of certain electrode product.

"Overall, we were disappointed that our product revenue for the fourth quarter decreased on a year over year basis," said Fred Perner, President and CEO. "While we continue to be excited about several recent product introductions, the deliberate nature of our launch efforts prevented those products from making an impact on our fourth quarter product revenues. We are addressing the issues that caused our core product revenues to decline and are making the appropriate adjustments. As examples, John Halt, a former Area VP for Smith & Nephew, joined the company at the end of the fourth quarter as Eastern Regional Manager and Rob Tierney, former VP of Sales for Viking Medical, was added as an independent representative in the Northeast with the intent of building a larger distribution network in that region. Finally, our service revenue lagged last year's pace due to a project that was phased out by a strategic partner at the beginning of this fiscal year."

"The Company launched several new products during the fourth quarter. These new products include our new EM3 AEM® Monitor, a disposable fixed tip electrode product, and a disposable suction-irrigation electrode product, both of which possess hand control capabilities to complement the EM3 AEM Monitor. The EM3 AEM monitor includes an integrated hand control function, which allows the physician to easily use both our hand and foot activated AEM instruments; an intuitive user interface to ensure quick and easy setup; improved alarm troubleshooting through its active control; and, fail-safe AEM technology."

"In addition to our new product introductions, we announced an agreement in April with Virtual Ports Ltd. for exclusive distribution rights to their laparoscopic organ retraction products in the United States and believe these unique products complement our core electrosurgery platform very well."

"In April and May of calendar year 2013, to align our expenses with our current revenue, we made material expense reductions across all departments within our Company. On an annualized basis, the expense reduction exceeded $1.5 million and included a significant reduction of our workforce."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	March 31, 2013	March 31, 2012
ASSETS
Cash and cash equivalents	$ 126	$ 565
Accounts receivable, net	986	1,428
Inventories, net	2,929	2,489
Prepaid expenses	66	28
Total current assets	4,107	4,510
Equipment, net	1,629	1,619
Patents, net	238	273
Other assets	9	7
Total assets	$ 5,983	$ 6,409
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 824	$ 1,040
Accrued compensation	319	283
Other accrued liabilities	446	349
Total current liabilities	1,589	1,672
Common stock and additional paid-in capital	21,570	21,297
Accumulated (deficit)	(17,176)	(16,560)
Total shareholders' equity	4,394	4,737
Total liabilities and shareholders' equity	$ 5,983	$ 6,409

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Net revenue:
Product	$ 2,650	$ 2,873	$11,216	$11,226
Service	87	497	551	1,763
Total revenue	2,737	3,370	11,767	12,989
Cost of revenue:
Product	1,076	1,167	4,769	5,148
Service	152	265	463	816
Total cost of revenue	1,228	1,432	5,232	5,964
Gross profit	1,509	1,938	6,535	7,025
Operating expenses:
Sales and marketing	902	1,020	3,617	4,329
General and administrative	359	531	1,712	1,819
Research and development	463	338	1,756	1,349
Total operating expenses	1,724	1,889	7,085	7,497
Operating income (loss)	(215)	49	(550)	(472)
Interest and other expense, net	(64)	(9)	(66)	(59)
Loss before provision for income taxes	(279)	40	(616)	(531)
Provision for income taxes	––	––	––	––
Net income (loss)	$ (279)	$ 40	$ (616)	$ (531)
Net income (loss) per share—basic and diluted	$ (0.03)	$ 0.01	$ (0.08)	$ (0.08)
Basic weighted average number of shares	8,210	6,488	8,200	6,463
Diluted weighted average number of shares	8,210	6,490	8,200	6,463